EXHIBIT 99.1

Two River Bancorp Reports Second Quarter 2014 Results

  Income to common shareholders increases 21.4% year-over-year
  Net interest margin remains strong at 3.78% for the quarter
  Loans increase $20.1 million, or 3.4%, from last quarter
  Non-performing assets decreased $1.5 million, or 15.4%, from last quarter

TINTON FALLS, N.J., July 21, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today reported income available to common shareholders of $1.4 million, or $0.17 per diluted share, for the second quarter of 2014, compared to $1.1 million, or $0.14 per diluted share, for the same period in 2013, an increase of $245,000, or 21.4%. On a linked quarter basis, second quarter 2014 net income available to common shareholders decreased $30,000, or 2.1%, from the first quarter 2014 results. For the six months ended June 30, 2014, the Company reported net income available to common shareholders of $2.8 million, or $0.34 per diluted share, an increase of $610,000, or 27.7%, over the $2.2 million, or $0.27 per diluted share, reported for the same period in 2013. Our 2014 results for the first six months were positively affected by an increase in net interest income primarily due to higher average loans and core deposits, higher non-interest income, a decrease in non-interest expenses primarily due to lower OREO and repossessed asset expenses, as well as a lower provision for loan losses.

Total assets as of June 30, 2014 were $765.7 million, compared with $769.7 million at December 31, 2013. Total loans at June 30, 2014 were $612.4 million, compared with $602.8 million at December 31, 2013, while total deposits at June 30, 2014 were $626.6 million, compared to $633.4 million at December 31, 2013.

William D. Moss, President and Chief Executive Officer, stated, "We are pleased with the Company's performance for the quarter, notably income to common shareholders, along with a continued strong net interest margin. Our loan portfolio experienced solid growth during the quarter. Our loan pipeline continues to grow and we are seeing a return to our normal growth pattern after a sluggish first quarter. Asset quality improved during the quarter due to both payoffs of several non-accrual loans, as well as the sale of two OREO properties. The continued strength of our balance sheet, coupled with the momentum we have achieved in our earnings performance remains consistent with our strategic goals. I am also pleased to announce that we have executed a lease for our newest Loan Production Office in Toms River, NJ, which will open in August. This will be our first formal entry into the Ocean County market, although we have been sourcing relationships in the northern Ocean County market for some time."

Mr. Moss further noted, "On July 16, 2014, our Board of Directors declared a quarterly cash dividend of $0.03 per share, payable August 29, 2014 to shareholders of record as of August 8, 2014. We are proud of our performance to date and pleased to be able to reward our shareholders."

At June 30, 2014, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Company's Tier 1 capital to average assets ratio was 10.60%, Tier 1 capital to risk-weighted assets ratio was 11.80% and total capital to risk-weighted assets ratio was 12.96%.

Results for the quarter ended June 30, 2014 include:

  a loan loss provision of $238,000 recorded during the second quarter, which was a decrease of $45,000 from the first quarter 2014 provision, and a decrease of $42,000 from the second quarter 2013 provision. During the quarter ended June 30, 2014, $58,000 in charge-offs were taken against the allowance for loan losses in connection with one credit, which was mostly offset by $57,000 in recoveries; and

  a $119,000 gain on SBA loan sales.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2014 totaled $6.7 million, a decrease of $20,000, or 0.3%, from the same period in 2013. This decrease was largely due to the 23 basis point decline in our quarterly yield on interest-earning assets from the same period in 2013, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. This decline was partially offset by an increase in average interest-earning assets for the second quarter 2014 of $26.9 million, or 3.9%, to $709.1 million from the same period in 2013, primarily due to an increase in quarterly average loans. Additionally, our quarterly cost of interest-bearing liabilities declined 8 basis points from the same period last year due to a combination of both lower deposit costs along with higher average balances on lower cost core checking deposits, which increased $28.3 million, or 13.5%, to $239.0 million.

On a linked quarter basis, net interest income increased by $77,000, or 1.2%, from the first quarter of 2014, principally due to the aforementioned increase in the loan portfolio. Net interest income for the six months ended June 30, 2014 totaled $13.3 million, an increase of $91,000, or 0.7%, over the same period in 2013.

The Company reported a net interest margin of 3.78% for the quarter ended June 30, 2014, representing a decrease of 5 basis points when compared to the 3.83% net interest margin reported in the first quarter of 2014 and a decrease of 16 basis points when compared to the 3.94% reported for the same three month period in 2013. The decrease from last year was primarily the result of the low interest rate environment, a higher average cash liquidity position resulting from an increase in average deposits, and the timing of a portion of loan growth, which occurred in the latter part of the quarter and will provide for incremental earnings in the third quarter of 2014 and beyond. For the six months ended June 30, 2014, the Company's net interest margin was 3.80%, a decrease of 11 basis points when compared to 3.91% for the same period in 2013, resulting from the maturity, prepayment and contractual repricing of loans and investment securities during this extended period of low interest rates.

Non-Interest Income

Non-interest income for the quarter ended June 30, 2014 totaled $713,000, an increase of $146,000, or 25.7%, compared to the same period in 2013. The increase was due to $119,000 in gains on SBA loan sales, a $17,000 increase in service fees on deposit accounts and an $11,000 increase in bank-owned life insurance.

On a linked quarter basis, non-interest income decreased $58,000, or 7.5%. The main reason for this decrease was due to a $41,000 decline in SBA loan sales as well as lower residential mortgage origination fees of $11,000 and loan fees of $25,000. These decreases were partially offset by higher debit fee income of $17,000.

For the six months ended June 30, 2014, non-interest income increased $96,000, or 6.9%, from the same period in 2013. This increase was largely due to an increase of $193,000 in gains on the sale of SBA loans, an increase of $75,000 in other loan fees primarily related to higher prepayment and exit fees, and $60,000 in service fees on deposit accounts. These increases were partially offset by a $153,000 decrease in net gains from the sales of securities and an $86,000 decrease in residential mortgage fees resulting from lower origination volume.

Non-Interest Expense

Non-interest expense for the quarter ended June 30, 2014 totaled $4.9 million, a decrease of $201,000, or 3.9%, compared to the same period in 2013. The decrease was due primarily to lower professional fees of $103,000, lower occupancy expenses of $62,000, a decrease of $47,000 in data processing fees and lower outside service fees of $38,000. These decreases were partially offset by a $130,000 increase in salary and benefit expenses due primarily to annual merit increases and higher staff levels to support our growth.

On a linked quarter basis, non-interest expense increased $112,000, or 2.3%, due to a $195,000 net increase in OREO and repossessed asset expenses, impairments and sales and loan workout expenses. During the first quarter of 2014, OREO and repossessed assets totaling $614,000 were sold for a net gain of $155,000. This increase was partially offset by a decrease in occupancy expenses of $50,000 and a decrease of $47,000 in audit and professional fees.

For the six month period ended June 30, 2014, non-interest expense totaled $9.7 million, a decrease of $713,000, or 6.8%, compared to the same period in 2013 due primarily to a net decrease of $550,000 in OREO and repossessed asset expense, impairments and sales and loan workout expenses. During the first six months of 2014, a net gain of $155,000 was recognized on the sale of OREO and repossessed assets while during the first six month of 2013, $362,000 of writedowns were taken on two OREO properties. Additionally, occupancy expenses were lower by $132,000 primarily resulting from the expense savings relating to the closure of two branches in June 2013, and decreases of $103,000 in data processing fees, $52,000 in outside service fees and $52,000 in professional fees. These decreases were partially offset by an increase of $263,000 in salary and benefit expenses.

Balance Sheet Activity

As previously noted, total assets as of June 30, 2014 were $765.7 million, a decrease of 0.5%, compared to $769.7 million as of December 31, 2013. Total loans as of June 30, 2014 were $612.4 million, an increase of 1.6%, compared to $602.8 million reported at December 31, 2013. Total deposits as of June 30, 2014 were $626.6 million, a decrease of 1.1%, compared with $633.4 million as of December 31, 2013. Core checking deposits at June 30, 2014 decreased $842,000, or 0.3%, when compared to year-end 2013, while savings accounts, inclusive of money market deposits, decreased 0.8%. Additionally, higher cost time deposits decreased 4.1% over this same period.

Asset Quality

The Company's non-performing assets at June 30, 2014 decreased to $8.2 million as compared to $9.6 million at March 31, 2014 and $8.8 million at December 31, 2013. Non-performing assets to total assets at June 30, 2014 improved to 1.06% compared to 1.26% at March 31, 2014 and 1.14% at December 31, 2013. Non-accrual loans decreased to $6.7 million at June 30, 2014 compared to $7.3 million at March 31, 2014 but increased from the $6.0 million at December 31, 2013. The decrease of $610,000 in non-accrual loans during the second quarter was due to payoffs and paydowns totaling $642,000, the transfer of one commercial real estate credit totaling $416,000 to OREO as well as $58,000 in partial charge-offs. These decreases were partially offset by the addition of three credits totaling $506,000. OREO and repossessed assets decreased $879,000 to $1.5 million as of June 30, 2014 compared to $2.4 million at March 31, 2014 and $2.8 million at December 31, 2013. The decrease during the second quarter of 2014 was primarily due to the sale of two properties totaling $1.3 million, which the Company recorded a net gain of $6,000. This decrease was partially offset by the addition of the one credit mentioned above.

Troubled Debt Restructured loan balances amounted to $25.8 million at June 30, 2014, of which all, but $5.0 million, were performing. This compares to $27.9 million at March 31, 2014 and $25.4 million at December 31, 2013. The decrease of $2.1 million during the second quarter is primarily due to payoffs and paydowns of various credits.

As of June 30, 2014, the Company's allowance for loan losses was $7.8 million as compared to $7.9 million as of December 31, 2013. Loss allowance as a percentage of total loans was 1.27% at June 30, 2014 as compared to 1.28% at March 31, 2014 and 1.31% at December 31, 2013.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 15 branches and 3 Loan Production Offices throughout Monmouth, Middlesex and Union Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
	June 30,	December 31,	June 30,
Selected Period End Balances:	2014	2013	2013
Total Assets	$ 765,679	$ 769,707	$ 735,644
Investment Securities and Restricted Stock	73,367	77,041	77,737
Total Loans	612,386	602,816	579,563
Allowance for Loan Losses	(7,804)	(7,872)	(8,205)
Goodwill and Other Intangible Assets	18,205	18,252	18,310
Total Deposits	626,647	633,449	604,746
Repurchase Agreements	19,161	18,440	19,408
Long-term Debt	17,500	17,500	13,500
Shareholders' Equity	97,257	95,427	93,599

	June 30,	March 31,	December 31,	June 30,
Asset Quality Data:	2014	2014	2013	2013
Nonaccrual loans	$ 6,670	$ 7,280	$ 6,009	$ 8,447
Loans past due over 90 days and still accruing	--	--	--	830
OREO and Repossessed Assets	1,484	2,363	2,771	1,574
Total Non-Performing Assets	8,154	9,643	8,780	10,851

Troubled Debt Restructured Loans:
Performing	20,760	22,813	23,021	11,649
Non-Performing	5,027	5,118	2,355	2,752

Non-Performing Loans to Total Loans	1.09%	1.23%	1.00%	1.60%
Allowance as a % of Loans	1.27%	1.28%	1.31%	1.42%
Non-Performing Assets to Total Assets	1.06%	1.26%	1.14%	1.48%

	June 30, 2014			December 31, 2013
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted	Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:	Ratio	Assets Ratio	Assets Ratio	Ratio	Assets Ratio	Assets Ratio
Two River Bancorp	10.60%	11.80%	12.96%	10.40%	11.99%	13.21%
Two River Community Bank	10.57%	11.76%	12.92%	10.35%	11.94%	13.15%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Consolidated Earnings Data:	2014	2014	2013	2014	2013
Total Interest Income	$ 7,552	$ 7,480	$ 7,648	$ 15,032	$ 15,176
Total Interest Expense	866	871	942	1,737	1,972
Net Interest Income	6,686	6,609	6,706	13,295	13,204
Provision for Loan Losses	238	283	280	521	460
Net Interest Income after Provision for Loan Losses	6,448	6,326	6,426	12,774	12,744

Other Non-Interest Income	713	771	567	1,484	1,388

Other Non-Interest Expenses	4,904	4,792	5,105	9,696	10,409

Income before Income Taxes	2,257	2,305	1,888	4,562	3,723
Income Tax Expense	837	855	683	1,692	1,358
Net Income	1,420	1,450	1,205	2,870	2,365

Preferred Stock Dividend	30	30	60	60	165

Income available to common shareholders	$ 1,390	$ 1,420	$ 1,145	$ 2,810	$ 2,200

Per Common Share Data:
Basic Earnings	$ 0.18	$ 0.18	$ 0.14	$ 0.35	$ 0.28
Diluted Earnings	$ 0.17	$ 0.17	$ 0.14	$ 0.34	$ 0.27
Book Value	$ 10.75	$ 10.59	$ 10.12	$ 10.75	$ 10.12
Tangible Book Value (1)	$ 8.45	$ 8.29	$ 7.85	$ 8.45	$ 7.85
Average Common Shares Outstanding (in thousands):
Basic	7,922	7,974	8,029	7,945	7,989
Diluted	8,131	8,154	8,211	8,148	8,159

Other Selected Ratios:
Return on Average Assets	0.74%	0.78%	0.66%	0.76%	0.65%
Return on Average Tangible Assets (1)	0.76%	0.79%	0.67%	0.78%	0.66%
Return on Average Equity	5.90%	6.13%	5.15%	6.03%	5.12%
Return on Average Tangible Equity (1)	7.28%	7.57%	6.41%	7.44%	6.37%
Net Interest Margin	3.78%	3.83%	3.94%	3.80%	3.91%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

				As of and for the
	As of and for the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Total shareholders' equity	$ 97,257	$ 96,013	$ 93,599	$ 97,257	$ 93,599
Less: preferred stock	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)

Common Shareholders' equity	$ 85,257	$ 84,013	$ 81,599	$ 85,257	$ 81,599

Common shares outstanding	7,931	7,935	8,062	7,931	8,062

Book value per common share	$ 10.75	$ 10.59	$ 10.12	$ 10.75	$ 10.12

Book value per common share	$ 10.75	$ 10.59	$ 10.12	$ 10.75	$ 10.12
Effect of intangible assets	(2.30)	(2.30)	(2.27)	(2.30)	(2.27)
Tangible book value per common share	$ 8.45	$ 8.29	$ 7.85	$ 8.45	$ 7.85

Return on average assets	0.74%	0.78%	0.66%	0.76%	0.65%
Effect of intangible assets	0.02%	0.01%	0.01%	0.02%	0.01%
Return on average tangible assets	0.76%	0.79%	0.67%	0.78%	0.66%

Return on average equity	5.90%	6.13%	5.15%	6.03%	5.12%
Effect of average intangible assets	1.38%	1.44%	1.26%	1.41%	1.25%
Return on average tangible equity	7.28%	7.57%	6.41%	7.44%	6.37%
CONTACT: William D. Moss, President & CEO
         Two River Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Two River Bancorp
         732-216-0167 rabrahamian@tworiverbank.com